10753 Macatawa Drive Holland, MI 49424

NEWS RELEASE NASDAQ NATIONAL MARKET: FOR RELEASE: DATE: Contact:	MCBC Immediate July 14, 2008 Jon Swets, CFO 616.494.7645

Macatawa Bank Corporation Reports 2nd Quarter Results

Holland, Michigan, July 14, 2008 — Macatawa Bank Corporation today announced its results for the second quarter of 2008.

Net income amounted to $2.17 million, or $0.13 per diluted share, for the 2nd quarter of 2008 compared to net income of $4.59 million, or $0.26 per diluted share, for the same period in 2007. Net income for the first six months of 2008 totaled $4.61 million, or $0.27 per diluted share, compared to net income of $9.43 million, or $0.54 per diluted share, for the six months ended June 30, 2007. The Company recorded loan loss provisions of $3.5 million in the 2nd quarter of 2008. The elevated loan loss provision led to the reduced earnings for the current quarter when compared to the prior year.

“As we move through 2008, local, regional and national banks continue to report significant loan losses and contingent capital plans to respond to the struggling economy and the shift occurring within the credit markets. Although we are not immune to the impact this is having on bank loan portfolios, Macatawa remains profitable, well capitalized and sufficiently reserved for possible future loan losses,” commented Ben Smith, Chairman and CEO. Although elevated, the Company’s loan loss provision continues to moderate since the fourth quarter of last year. “We remain intensely focused upon improving loan quality,” added Mr. Smith. The Company’s loan loss reserve remained flat since the first quarter at 1.80% of total loans at June 30, 2008.

Second quarter net interest income totaled $15.1 million, a decrease of $1.2 million compared to the second quarter of 2007. The decrease in net interest income was primarily from a decline in the net interest margin partially offset by an increase in average earning assets. Average earning assets grew by $13.4 million from the second quarter of 2007 to the second quarter of 2008. The net interest margin was 3.06% for the quarter, down 26 basis points from 3.32% for the second quarter of 2007. Only 6 of the 26 basis point decline in the net interest margin over the last twelve months related to the impact of Federal funds rate cuts. The remaining margin decline was associated with higher balances of non-performing assets.

However, on a consecutive quarter basis the net interest margin of 3.06% was an improvement by seven basis points from 2.99% for the first quarter of 2008. The Company was able to improve its net interest margin despite significant interest rate cuts by the Federal Reserve. The increase was primarily because the costs of funds declined faster than the yield on assets despite the 225 basis point cuts in the Federal funds and prime rates that have occurred since the beginning of the year. The combination of deposit repricing, the rollover of time deposits and the repositioning of other borrowings within the lower rate environment are the reasons for the decline in the costs of funds. This stability in net interest margin indicates that the Company has a well balanced interest rate risk position.

Non-interest income was $5.1 million for the second quarter of 2008, an increase of $1.0 million compared to the second quarter of 2007. The increase includes approximately $412,000 and $243,000, respectively, of gains on the sale of securities and the termination of certain borrowings. The Company chose to execute these transactions to support its shift to a more balanced sensitivity to future interest rate changes.

— more —

Macatawa Bank 2Q Results / page 2 of 3

The Company also experienced growth in noninterest income across many service offerings. Increases in revenues from deposit services, investment services, ATM and debit card processing and reverse mortgages offset slight declines in trust income and gains on mortgage loans sold. The decline in the stock market was the primary reason for the decrease in trust income, and rising mortgage rates associated with corrections in the housing market have caused the decrease in gains on mortgage loans sold. “Despite these market headwinds, we are encouraged by our momentum within each of our lines of business,” stated Mr. Smith.

Non-interest expense was $13.6 million for the quarter as compared to $12.6 million for the second quarter of 2007. The $530,000 increase in salaries and benefits relates to general staff additions and merit increases since the prior year. The staff additions were in varied positions throughout the Company including risk management, credit administration and problem asset departments, and selective sales personnel to support growth in deposits and commercial and industrial lending. The $353,000 increase in other expense includes increases in costs associated with administration and disposition of non-performing assets, FDIC insurance premium assessments and third party processing costs from increased customer usage of ATM and debit cards. Costs associated with administration and disposition of non-performing assets amounted to $662,000 in the current quarter compared to $231,000 for the second quarter of 2007. The Company has been able to manage costs in other areas to offset these increases.

Total assets were $2.12 billion at both June 30, 2008 and 2007. Total loans increased $41.0 million since June 30, 2007, primarily in consumer mortgages, to $1.77 billion at June 30, 2008. Within the commercial loan portfolio, there continues to be a shift in mix from commercial real estate loans to commercial and industrial loans.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	June 30, 2008	December 31, 2007	June 30, 2007

Construction and land development	$319,379	$335,366	$348,510
Farmland & agricultural	23,186	30,371	27,890
Non-farm, non-residential	462,204	454,764	462,805
Multi-family	29,921	35,381	36,642

Total Commercial Real Estate	834,690	855,882	875,847
Commercial and Industrial	441,882	438,743	429,639

Total Commercial Loans	$1,276,572	$1,294,625	$1,305,486

Commercial real estate loans declined $41.2 million while commercial and industrial loans grew by $12.2 million since June 30, 2007. Loans for the development or sale of 1-4 family residential properties were $242.9 million at June 30, 2008. Of this total, approximately $31.9 million is secured by vacant land, $132.8 million is secured by developed residential land and $78.2 million is secured by 1-4 family properties held for speculative purposes.

The Company’s non-performing loans increased $4.6 million to $80.2 million since the prior quarter and represent about 4.54% of total loans at June 30, 2008. The increase was largely from loans already identified on the Company’s internal watch list. Loans to residential developers comprise the majority of the balance in non-performing loans. Management believes non-performing loans are either well collateralized or adequately reserved.

A breakdown of non-performing assets is shown in the table below:

Dollars in 000s	June 30, 2008	December 31, 2007

Commercial Real Estate	$71,860	$68,634
Commercial and Industrial	5,929	4,116

Total Commercial Loans	77,789	72,750
Residential Mortgage Loans	1,634	641
Consumer Loans	770	518

Total Non-Performing Loans	$80,193	$73,909
Other Repossessed Assets	333	172
Other Real Estate Owned	7,960	5,704

Total Non-Performing Assets	$88,486	$79,785

— more —

Macatawa Bank 2Q Results / page 3 of 3

Loans for the development or sale of 1-4 family residential properties that were in a non-performing status were approximately $62.9 million or 78% of non-performing loans at June 30, 2008 compared to $57.4 million or 78% of total non-performing loans at December 31, 2007.

Total deposits grew $80.5 million since December 31, 2007 to $1.60 billion at June 30, 2008. Approximately $41 million of the growth was from deposits generated within the Company’s markets while the remaining $39.2 million was from deposits generated through brokers. The growth in deposits allowed the Company to reduce its other borrowing levels since the beginning of the year.

Since June 30, 2007, total deposits declined by $57.7 million. The decline was primarily attributed to one of the Company’s institutional depositors whose balances decreased by $140 million during the last twelve months. The withdrawals were associated with planned distributions and the depositor remains an excellent customer for the Company. Excluding the impact of these withdrawals, deposits have grown by approximately $82 million since June 30, 2007.

The Company remained well-capitalized at June 30, 2008 with a total risk-based capital ratio of 10.7%. “The Macatawa franchise remains strong. We are committed to West Michigan, continually positioning ourselves for its ultimate recovery,” concluded Mr. Smith.

Conference Call

Macatawa Bank Corporation will hold its quarterly earnings conference call on Tuesday, July 15, 2008, at 10:00 A.M. Persons who wish to access the call may do so via the Internet by visiting www.macatawabank.com and clicking on the webcast link in the Investor Information section. It may also be accessed by logging on to www.streetevents.com. A replay of the call will be available for 30 days following the call.

About Macatawa Bank

Headquartered in Holland, Michigan, Macatawa Bank Corporation is the parent company for Macatawa Bank. Through its banking subsidiary, the Corporation offers a full range of banking, investment and trust services to individuals, businesses, and governmental entities from a network of 26 full service branches located in communities in Kent County, Ottawa County, and northern Allegan County. Services include commercial, consumer and real estate financing; business and personal deposit services, ATM’s and Internet banking services, trust and employee benefit plan services, and various investment services. The Corporation emphasizes its local management team and decision making, along with providing customers excellent service and superior financial products.

“CAUTIONARY STATEMENT: This press release contains certain forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting our operations, markets, products, services, and pricing. These statements include, among others, statements related to future growth and funding sources, future profitability levels, the effects on earnings of changes in interest rates and the future level of other revenue sources. Annualized growth rates are not intended to imply future growth at those rates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Further information concerning our business, including additional factors that could materially affect our financial results, is included in our filings with the Securities and Exchange Commission.”

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)

(Dollars in thousands except per share information)

	Three Months Ended June 30,		Six Months Ended June 30,

	2008	2007	2008	2007

EARNINGS SUMMARY
Total interest income	$29,199	$35,683	$60,515	$70,615
Total interest expense	14,112	19,348	30,731	38,220

Net interest income	15,087	16,335	29,784	32,395
Provision for loan loss	3,500	965	6,200	1,840

Net interest income after provision for loan loss	11,587	15,370	23,584	30,555

NON-INTEREST INCOME
Deposit service charges	1,322	1,306	2,563	2,448
Gain on sale of loans	343	370	819	813
Trust fees	1,164	1,209	2,334	2,406
Other	2,226	1,135	4,342	2,088

Total non-interest income	5,055	4,020	10,058	7,755

NON-INTEREST EXPENSE
Salaries and benefits	6,875	6,345	13,776	12,475
Occupancy	1,114	1,020	2,339	2,075
Furniture and equipment	992	933	1,985	1,825
Other	4,660	4,307	9,132	8,018

Total non-interest expense	13,641	12,605	27,232	24,393

Income before income tax	3,001	6,785	6,410	13,917
Federal income tax expense	830	2,195	1,801	4,492

Net income	$2,171	$4,590	$4,609	$9,425

Basic earnings per share	$0.13	$0.27	$0.27	$0.55
Diluted earnings per share	$0.13	$0.26	$0.27	$0.54
Return on average assets	0.41%	0.87%	0.43%	0.90%
Return on average equity	5.29%	11.08%	5.61%	11.56%
Net interest margin	3.06%	3.32%	3.03%	3.33%
Efficiency ratio	67.72%	61.93%	68.35%	60.75%

	June 30, 2008	December 31, 2007	June 30, 2007

BALANCE SHEET DATA
Assets
Cash and due from banks	$41,261	$49,816	$33,192
Federal funds sold	7,759	-	30,123
Securities available for sale	169,378	201,498	194,066
Securities held to maturity	1,840	1,917	1,921
Federal Home Loan Bank Stock	12,275	12,275	12,275
Loans held for sale	992	3,127	1,597
Total loans	1,765,779	1,750,632	1,724,773
Less allowance for loan loss	31,769	33,422	23,943

Net loans	1,734,010	1,717,210	1,700,830

Premises and equipment, net	64,284	64,564	64,202
Acquisition intangibles	28,722	28,942	29,166
Bank-owned life insurance	23,164	22,703	22,258
Other assets	35,041	27,914	26,665

Total Assets	$2,118,726	$2,129,966	$2,116,295

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$186,688	$185,681	$170,308
Interest-bearing deposits	1,417,324	1,337,872	1,491,378

Total deposits	1,604,012	1,523,553	1,661,686
Federal funds purchased	8,500	46,467	-
Other borrowed funds	295,775	354,052	244,760
Long Term Debt	41,238	41,238	41,238
Other liabilities	8,375	4,031	5,087

Total Liabilities	1,957,900	1,969,341	1,952,771
Shareholders' equity	160,826	160,625	163,524

Total Liabilities and Shareholders' Equity	$2,118,726	$2,129,966	$2,116,295

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)

(Dollars in thousands except per share information)

	Quarterly					Year to Date

	2nd Qtr 2008	1st Qtr 2008	4th Qtr 2007	3rd Qtr 2007	2nd Qtr 2007	2008	2007

EARNINGS SUMMARY
Net interest income	$15,087	$14,697	$14,687	$15,835	$16,335	$29,784	$32,395
Provision for loan loss	3,500	2,700	10,270	3,640	965	6,200	1,840
Total non-interest income	5,055	5,003	4,312	4,031	4,020	10,058	7,755
Total non-interest expense	13,641	13,591	13,135	12,732	12,605	27,232	24,393
Income taxes	830	971	(1,794)	1,037	2,195	1,801	4,492
Net income	$2,171	$2,438	$(2,612)	$2,457	$4,590	$4,609	$9,425

Basic earnings per share	$0.13	$0.14	$(0.15)	$0.14	$0.27	$0.27	$0.55
Diluted earnings per share	$0.13	$0.14	$(0.15)	$0.14	$0.26	$0.27	$0.54

MARKET DATA
Book value per share	$9.45	$9.58	$9.47	$9.64	$9.52	$9.45	$9.52
Market value per share	$8.00	$10.41	$8.59	$13.53	$15.91	$8.00	$15.91
Average basic common shares	16,970,634	16,951,183	16,969,316	17,082,023	17,191,063	16,960,909	17,195,050
Average diluted common shares	17,015,207	17,003,229	16,969,316	17,232,709	17,405,018	17,009,528	17,443,100
Period end common shares	17,021,379	17,017,028	16,968,398	16,982,794	17,170,235	17,021,379	17,170,235

PERFORMANCE RATIOS
Return on average assets	0.41%	0.46%	-0.50%	0.46%	0.87%	0.43%	0.90%
Return on average equity	5.29%	5.93%	-6.27%	5.91%	11.08%	5.61%	11.56%
Net interest margin (FTE)	3.06%	2.99%	3.00%	3.20%	3.32%	3.03%	3.33%
Efficiency ratio	67.72%	68.99%	69.14%	64.09%	61.93%	68.35%	60.75%

ASSET QUALITY
Net charge-offs	$3,685	$4,168	$2,764	$1,667	$711	$7,853	$1,156
Nonperforming loans	$80,193	$75,571	$73,909	$48,703	$29,470	$80,193	$29,470
Other real estate and repossessed assets	$8,293	$8,598	$5,876	$6,253	$6,302	$8,293	$6,302
Nonperforming loans to total loans	4.54%	4.28%	4.22%	2.80%	1.71%	4.54%	1.71%
Nonperforming assets to total assets	4.18%	3.93%	3.75%	2.61%	1.69%	4.18%	1.69%
Net charge-offs to average loans (annualized)	0.83%	0.95%	0.64%	0.39%	0.16%	0.89%	0.13%
Allowance for loan loss to total loans	1.80%	1.81%	1.91%	1.49%	1.39%	1.80%	1.39%

CAPITAL & LIQUIDITY
Average equity to average assets	7.70%	7.77%	7.93%	7.85%	7.83%	7.74%	7.78%
Tier 1 capital to risk-weighted assets	9.44%	9.41%	9.40%	9.66%	9.57%	9.44%	9.57%
Total capital to risk-weighted assets	10.70%	10.67%	10.66%	10.91%	10.93%	10.70%	10.93%
Loans to deposits + other borrowings	92.95%	92.66%	93.24%	95.35%	90.47%	92.95%	90.47%

END OF PERIOD BALANCES
Total portfolio loans	$1,765,779	$1,764,377	$1,750,632	$1,736,370	$1,724,773	$1,765,779	$1,724,773
Earning assets	1,955,248	1,972,355	1,966,732	1,949,608	1,966,563	1,955,248	1,966,563
Total assets	2,118,726	2,139,213	2,129,966	2,102,733	2,116,295	2,118,726	2,116,295
Deposits	1,604,012	1,570,428	1,523,553	1,522,003	1,661,686	1,604,012	1,661,686
Total shareholders' equity	160,826	162,986	160,625	163,731	163,524	160,826	163,524

AVERAGE BALANCES
Total portfolio loans	$1,768,983	$1,757,633	$1,734,325	$1,721,543	$1,732,553	$1,763,308	$1,722,932
Earning assets	1,980,470	1,970,785	1,949,756	1,966,155	1,967,055	1,975,628	1,952,305
Total assets	2,131,979	2,116,605	2,099,826	2,116,474	2,114,974	2,124,292	2,096,838
Deposits	1,593,452	1,548,402	1,485,232	1,654,354	1,645,849	1,570,927	1,645,828
Total shareholders' equity	164,229	164,503	166,591	166,196	165,702	164,366	163,040